EX 99.1

Delek US Holdings Reports Fourth Quarter and Full Year 2017 Results

•Reported net income of $211.1 million and adjusted EBITDA of $154.0 million for the fourth quarter 2017
•Financial flexibility with approximately $932 million of cash at December 31, 2017
•Captured annualized $89 million of synergies related to the Alon USA Energy transaction through fourth quarter 2017

•	Increased regular quarterly dividend by 33 percent to $0.20 per share

•	Repurchased approximately $119.0 million of Delek US shares since November 2017

•	Approved a new $150.0 million share repurchase authorization

•	Announces $315 million drop down of Big Spring refinery logistics assets to Delek Logistics

•	Announced logistics joint venture to acquire two light products terminals

•	Closed Alon USA Partners LP transaction on February 7, 2018, simplifying corporate structure

BRENTWOOD, Tenn.-- February 26, 2018 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its fourth quarter ended December 31, 2017. Delek US reported fourth quarter net income of $211.1 million, or $2.56 per diluted share, versus net income of $44.2 million, or $0.72 per diluted share, for the quarter ended December 31, 2016. On an adjusted basis, Delek US reported net income of $40.7 million, or $0.50 per diluted share for the quarter ended December 31, 2017, which primarily excludes $166.9 million, or $2.02 per share, related to an income tax benefit from remeasuring certain net deferred tax liabilities as a result of the Tax Cuts and Jobs Act of 2017. This compares to an adjusted net loss of $(27.9) million, or $(0.45) per basic share on an adjusted basis in the prior year period. Adjusted earnings before interest taxes, depreciation and amortization ("adjusted EBITDA") was $154.0 million compared to adjusted EBITDA of $(10.4) million in the prior year period. Reconciliations of net income (loss) reported under U.S. GAAP to adjusted net income (loss) and adjusted EBITDA are included in the financial tables attached to this release.

On a year-over-year basis, during the fourth quarter, improved results were primarily driven by the refining segment. The refining segment contribution margin was $185.8 million in the fourth quarter 2017, compared to a contribution margin of $13.2 million in the prior year period. The combination of the contribution from the Alon USA refineries acquired on July 1, 2017, a higher crack spread environment and an increased Midland WTI to Brent crude oil price discount were factors in the year-over-year increase. The logistics segment contribution margin improved to $32.7 million during the quarter compared to $27.1 million in the prior year period. The retail segment contribution margin was $13.3 million, which related to the retail business acquired on July 1, 2017 and does not have comparable prior year period results.

For the full year 2017, Delek US reported net income of $288.8 million, or $4.00 per diluted share, compared to net loss of $(153.7) million, or $(2.49) per basic share in 2016. On an adjusted basis, net income was $90.4 million, or $1.26 per diluted share in 2017, compared to a net loss of $(103.3) million, or $(1.68) per basic share in 2016. This change in the adjusted results on a year-over-year basis was primarily due to contribution from the Alon USA operations acquired on July 1, 2017, a higher Gulf Coast 5-3-2 crack spread that averaged $13.01 per barrel in 2017 compared to $9.19 per barrel in 2016 and an increased Midland WTI to Brent crude oil price discount during 2017. Adjusted EBITDA was $409.9 million compared to adjusted EBITDA of $(4.8) million in the prior year period.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "2017 was a great year for the company as we doubled in size, increased our presence in the Permian Basin and had a strong finish to the year. Progress was made on several fronts as our team focused on initiatives to unlock value. We believe integration of Delek and Alon has been successful so far and approximately $89 million of annualized synergies have been captured from the Alon transaction through the fourth quarter 2017, which surpasses the low end of our previously estimated range. We now expect to capture total annualized synergies of $105 million to $120 million in 2018. To further simplify our corporate structure, we completed the acquisition of the remaining outstanding units of Alon USA Partners on February 7. In our logistics segment, a new proposed joint venture was announced in February by Delek Logistics and Green Plains Partners to purchase two light products terminals, which should provide future growth."

Yemin concluded, "We ended the quarter with approximately $932 million of cash. During February, we made progress toward divesting non-core West Coast assets with the announced agreement to sell several asphalt terminals. In addition, the $315 million drop down of the logistics assets at the Big Spring refinery is expected to close in March with an effective date of March 1, providing additional growth to Delek Logistics. We have been focused on returning cash to shareholders through our capital allocation program and we repurchased approximately $119 million of shares from November 2017 to the end of February 23, 2018. Returning cash to shareholders is expected to remain a central theme of our capital allocation program. To support this program, our Board of Directors approved a 33 percent increase in the regular quarterly dividend and a new $150 million share repurchase authorization."

Big Spring Logistics Assets Drop Down
Delek US and Delek Logistics entered into a definitive agreement whereby Delek Logistics would acquire the Big Spring logistics assets, subject to customary closing conditions. These assets consist of storage tanks and terminals that support Delek US' Big Spring, Texas refinery. In addition, a new marketing agreement will be entered into between the companies for product sales from Big Spring. The expected annual EBITDA of this transaction is approximately $40.2 million and the purchase price is approximately $315.0 million in cash, which equates to a 7.8x EBITDA multiple. This dropdown is expected to be financed through a combination of cash on hand and borrowings on the revolving credit facility and is expected to close in March with an effective date of March 1, 2018. J.P. Morgan Securities LLC served as exclusive financial advisor to Delek US Holdings.

Alon USA Partners LP Transaction
On February 7, 2018, Delek US and Alon USA Partners LP (NYSE: ALDW) ("Alon Partners") closed the announced transaction, under which Delek US acquired all of the outstanding common units representing limited partner interests of Alon Partners that Delek US and its affiliates did not already own in an all-stock for common units merger transaction. Delek US and its affiliates owned approximately 51.0 million common units of Alon Partners, or approximately 81.6% of the outstanding units immediately prior to the transaction date. Under the terms of the merger agreement, the owners of the outstanding common units in Alon Partners that Delek US and its affiliates did not currently own immediately prior to the transaction date received a fixed exchange ratio of 0.49 shares of Delek US common stock for each common unit of Alon Partners.

Synergies Update
Through the fourth quarter 2017, Delek US captured approximately $89.0 million of annualized synergies from the Alon USA acquisition. Delek US is targeting total annualized synergies from the acquisition of Alon USA of $105.0 million to $120.0 million with a midpoint of $112.5 million. This is an increase from the previous range of $85.0 million to $105.0 million. These synergies are expected to be captured during 2018, with 2019 being the first full year of benefit.

Asset Divestitures
Delek US is exploring several potential initiatives relating to the California assets acquired in the Alon USA transaction on July 1, 2017, which it considers non-core to its geographic footprint. The Long Beach and Paramount, California assets, including the Alt Air renewable fuels plant, have been presented as discontinued operations since July 1, 2017. In addition, different options were being evaluated for the West Coast asphalt terminals. The following highlights the asphalt transaction that was announced during the first quarter 2018.

•
On February 12, 2018, a definitive agreement to sell the West Coast asphalt terminals was reached with an affiliate of Andeavor for $75.0 million in cash plus a working capital adjustment. This transaction includes asphalt terminal assets in Bakersfield, Mojave and Elk Grove, California and Phoenix, Arizona, as well as Delek’s 50 percent equity interest in the Paramount-Nevada Asphalt Company, LLC joint venture that operates an asphalt terminal located in Fernley, Nevada. This transaction is expected to close in the first half of 2018, subject to customary closing conditions.

Logistics Joint Venture Formation and Terminal Acquisition
On February 20, 2018, Delek Logistics and Green Plains Partners LP (NASDAQ: GPP) announced the formation of a joint venture and agreement to acquire two light products terminals from affiliates of American Midstream Partners, LP (NYSE: AMID). These light products terminals are located in Caddo Mills, Texas and North Little Rock, Arkansas. The total purchase price for these assets is $138.5 million in cash. Subject to customary closing conditions and regulatory approvals, this transaction is expected to close in the first half of 2018. The 50/50 joint venture is expected to consist of the assets purchased from an affiliate of American Midstream and assets contributed by Delek Logistics. At closing, Delek Logistics is expected to contribute its North Little Rock, Arkansas terminal and its Greenville tank farm located in Caddo Mills, Texas, which will be valued at $24.0 million, along with approximately $57.25 million in cash to the joint venture. Taking into consideration the combination of the assets, synergies and future growth, the joint venture is expected to generate an annualized EBITDA of approximately $19.2 million in 2019. Green Plains Partners will contribute approximately $81.25 million in cash to the joint venture. The operator of the joint venture will be Delek Logistics.

Regular Quarterly Dividend and Share Repurchase
Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.20 per share. Shareholders of record on March 12, 2018 will receive this cash dividend payable on March 26, 2018. This represents a 33 percent increase to the previous regular quarterly dividend of $0.15 per share.

During the fourth quarter 2017, Delek US repurchased approximately 763,000 shares for $25.0 million, or an average price of $32.78 per share, under the $150.0 million share repurchase authorization. This amount, which was repurchased during December 2017, represents the year-to-date amount for 2017. There was approximately $125.0 million remaining on the share repurchase authorization at December 31, 2017.

During January 1, 2018 through February 23, 2018, approximately 2.5 million shares were repurchased for $93.8 million, or an average price of $37.11 per share. At the end of February 2018, there was approximately $31.2 million remaining under the existing $150.0 million share repurchase authorization. The Board of Directors has approved a new $150.0 million share repurchase authorization, which has no expiration date. Including the remaining amount on previously approved authorization, Delek US has $181.2 million of total available authorization to repurchase shares.

Liquidity
As of December 31, 2017, Delek US had a cash balance of $931.8 million and total consolidated debt of $1,465.6 million, resulting in net debt of $533.8 million. As of December 31, 2017, Delek US' subsidiary, Delek Logistics, had $422.6 million of total debt and $4.7 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $927.1 million in cash and $1,043.0 million of debt, or a $115.9 million net debt position.

Refining Segment
Refining segment contribution margin was $185.8 million in the fourth quarter 2017 compared to $13.2 million in the fourth quarter 2016. On a year-over-year basis, results benefited from a higher crack spread environment, wider discount between Midland WTI crude oil and Brent crude oil and the addition of the Big Spring and Krotz Springs refineries acquired in the Alon USA transaction that closed on July 1, 2017. The Gulf Coast 5-3-2 crack spread increased to $14.66 per barrel for the fourth quarter 2017, compared to $9.33 per barrel for the same period in 2016.

RINs expense related to renewable fuels blending obligations increased to approximately $25.9 million in the fourth quarter 2017, compared to $10.0 million in the prior year period. The increase is primarily due to the addition of the Krotz Springs and Big Spring refineries.

During the fourth quarter the Midland WTI crude oil differential to Brent crude oil was an average discount of $5.95 per barrel compared to $1.63 per barrel in the prior year period. The Midland WTI crude oil differential to Cushing WTI was an average discount of $0.28 per barrel in fourth quarter 2017 compared to an average discount of $0.24 per barrel in the fourth quarter 2016. Contango in the oil futures market decreased to $0.39 per barrel in the fourth quarter 2017, compared to contango of $0.89 per barrel in the fourth quarter 2016.

Logistics Segment
The logistics segment contribution margin in the fourth quarter 2017 increased to $32.7 million compared to $27.1 million in the fourth quarter 2016. The primary factors that increased contribution margin were a higher gross margin per barrel in west Texas and improved performance from the Paline Pipeline, which were partially offset by the effect of lower volume in the SALA Gathering System and higher operating expenses on a year-over-year basis.

Retail Segment
As a result of the Alon USA transaction on July 1, 2017, Delek US acquired approximately 300 stores operating primarily in west Texas and New Mexico. For the fourth quarter 2017, net sales for the retail segment were $212.8 million and contribution margin was $13.3 million. Merchandise sales were approximately $84.2 million with an average retail margin of 31.5% and approximately 53.2 million retail fuel gallons were sold at an average margin of $0.17 per gallon. Operating expenses for the retail segment were $23.8 million in the fourth quarter 2017.

Corporate/Other Segment
Contribution margin from the Corporate/Other segment was $(17.5) million in the fourth quarter 2017 compared to $(23.4) million in the prior year period. This segment includes the asphalt business acquired in the Alon USA transaction on July 1, 2017. Also, effective July 1, 2017, Delek US revised the structure of its internal financial information, which resulted in a change in the composition of our reportable segments. As a result of these changes, the results of hedging activity previously reported in the refining segment that was not specific to a refinery location is now included in our corporate, other and eliminations segment. Prior year period results include this change. The net hedging loss in the fourth quarter 2017 was $5.9 million compared to a net hedging loss of $16.8 million in the prior year period.

Fourth Quarter 2017 Results | Conference Call Information
Delek US will hold a conference call to discuss its fourth quarter 2017 results on Tuesday, February 27, 2018 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 27, 2018 by dialing (855) 859-2056, passcode 8499603. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) fourth quarter earnings conference call that will be held on Tuesday, February 27, 2018 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the West Coast through a combination of non-blended asphalt purchased from third parties and production at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in Texas and Arkansas that produce biodiesel fuel and a renewable diesel facility in California.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These forward-looking statements include, but are not limited to, statements regarding share repurchases; the drop down of the Big Spring refinery logistics assets to Delek Logistics and the proposed timing, value, and projected results thereof; the ability of the newly formed joint venture with Green Plains Partners LP to acquire additional assets, the timing for and amount of such acquisitions, and the potential benefits therefrom; synergies resulting from Alon USA Partners LP transaction; our ability to execute initiatives related to non-core West Coast assets successfully, or at all; returning cash to shareholders; cash and liquidity; opportunities; anticipated performance and financial position; continued safe and reliable operations; and other factors.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc.; risks related to disruption of management time from ongoing business operations due to the integration implementation; the risk that any announcements relating to the integration could have adverse effects on the market price of Delek US' common stock; the risk that the transaction could have an adverse effect on the ability of Delek US and Alon USA to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income (loss), adjusted net income (loss) per share, earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss, adjusted net income or loss per share EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	December 31, 2017	December 31, 2016
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$931.8	$689.2
Accounts receivable, net	579.6	265.9
Accounts receivable from related party	2.1	0.1
Inventories, net of inventory valuation reserves	808.4	392.4
Assets of discontinued operations held for sale	160.0	—
Other current assets	129.9	49.3
Total current assets	2,611.8	1,396.9
Property, plant and equipment:
Property, plant and equipment	2,772.5	1,587.6
Less: accumulated depreciation	(631.7)	(484.3)
Property, plant and equipment, net	2,140.8	1,103.3
Goodwill	816.6	12.2
Other intangibles, net	101.1	26.7
Equity method investments	138.1	360.0
Other non-current assets	126.8	80.7
Total assets	$5,935.2	$2,979.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$973.4	$494.6
Accounts payable to related parties	1.7	1.8
Current portion of long-term debt	590.2	84.4
Obligation under Supply and Offtake Agreements	435.6	124.6
Liabilities of discontinued operations held for sale	105.9	—
Accrued expenses and other current liabilities	564.9	229.8
Total current liabilities	2,671.7	935.2
Non-current liabilities:
Long-term debt, net of current portion	875.4	748.5
Environmental liabilities, net of current portion	68.9	6.2
Asset retirement obligations	72.1	5.2
Deferred tax liabilities	199.9	76.2
Other non-current liabilities	83.0	26.0
Total non-current liabilities	1,299.3	862.1
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 81,533,548 shares and 67,150,352 shares issued at December 31, 2017 and December 31, 2016, respectively	0.8	0.7
Additional paid-in capital	900.1	650.5
Accumulated other comprehensive income (loss)	6.9	(20.8)
Treasury stock, 762,623 shares and 5,195,791 shares, at cost, as of December 31, 2017 and 2016, respectively	(25.0)	(160.8)
Retained earnings	767.8	522.3
Non-controlling interests in subsidiaries	313.6	190.6
Total stockholders’ equity	1,964.2	1,182.5
Total liabilities and stockholders’ equity	$5,935.2	$2,979.8

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2017	2016	2017	2016
	(In millions, except share and per share data)
Net sales	$2,483.7	$1,084.6	$7,267.1	$4,197.9
Operating costs and expenses:
Cost of goods sold	2,116.9	1,006.2	6,327.6	3,812.9
Operating expenses	152.5	61.5	429.0	249.3
Insurance proceeds — business interruption	—	—	—	(42.4)
General and administrative expenses	54.0	28.6	169.8	106.1
Depreciation and amortization	47.9	29.8	153.3	116.4
Other operating expense, net	—	2.6	1.0	4.8
Total operating costs and expenses	2,371.3	1,128.7	7,080.7	4,247.1
Operating income (loss)	112.4	(44.1)	186.4	(49.2)
Interest expense	31.3	13.7	93.8	54.4
Interest income	(1.3)	(0.6)	(4.0)	(1.5)

(Income) loss from equity method investments	(2.9)	9.7	(12.6)	43.4
Loss on impairment of equity method investment	—	—	—	245.3
Gain on remeasurement of equity method investment	—	—	(190.1)	—
Other (income) expense, net	(0.9)	(0.2)	—	0.4
Total non-operating expenses (income), net	26.2	22.6	(112.9)	342.0
Income (loss) from continuing operations before income tax benefit	86.2	(66.7)	299.3	(391.2)
Income tax benefit	(140.7)	(34.7)	(29.2)	(171.5)
Income (loss) from continuing operations	226.9	(32.0)	328.5	(219.7)
Discontinued operations:
(Loss) income from discontinued operations	(2.2)	136.2	(8.6)	144.2
Income tax (benefit) expense	(0.4)	55.4	(2.7)	57.9
(Loss) income from discontinued operations, net of tax	(1.8)	80.8	(5.9)	86.3
Net income (loss)	225.1	48.8	322.6	(133.4)
Net income attributed to non-controlling interests	14.0	4.6	33.8	20.3
Net income (loss) attributable to Delek	$211.1	$44.2	$288.8	$(153.7)

Basic income (loss) per share:
Income (loss) from continuing operations	$2.62	$(0.59)	$4.12	$(3.88)
(Loss) income from discontinued operations	$(0.02)	$1.31	$(0.08)	$1.39
Total basic income (loss) per share	$2.60	$0.72	$4.04	$(2.49)

Diluted income (loss) per share:
Income (loss) from continuing operations	$2.58	$(0.59)	$4.08	$(3.88)
(Loss) income from discontinued operations	$(0.02)	$1.31	$(0.08)	$1.39
Total diluted income (loss) per share	$2.56	$0.72	$4.00	$(2.49)
Weighted average common shares outstanding:
Basic	81,338,755	61,894,229	71,566,225	61,921,787
Diluted	82,645,060	61,894,229	72,303,083	61,921,787
Dividends declared per common share outstanding	$0.15	$0.15	$0.60	$0.60

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2017	2016
Cash Flow Data	(Unaudited)
Operating activities	$332.1	$268.2
Investing activities	25.2	180.5
Financing activities	(104.6)	(61.7)
Net increase	$252.7	$387.0

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended December 31, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,123.8	$111.8	$212.8	$35.3	$2,483.7
Intercompany fees and sales	130.5	39.4	—	(169.9)	—
Operating costs and expenses:
Cost of goods sold	1,963.7	106.2	175.7	(128.7)	2,116.9
Operating expenses	104.8	12.3	23.8	11.6	152.5
Segment contribution margin	$185.8	$32.7	$13.3	$(17.5)	214.3
General and administrative expenses					54.0
Depreciation and amortization					47.9
Operating income					$112.4
Total assets (2)	$4,846.5	$443.5	$331.4	$313.8	$5,935.2
Capital spending (excluding business combinations (3)	$58.6	$9.7	$1.1	$9.4	$78.8

	Three Months Ended December 31, 2016
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$953.5	$86.9	$—	$(1.1)	$1,039.3
Intercompany fees and sales (1)	51.5	37.8	—	(44.0)	45.3
Operating costs and expenses:
Cost of goods sold	939.0	88.8	—	(21.6)	1,006.2
Operating expenses	52.8	8.8	—	(0.1)	61.5
Segment contribution margin	$13.2	$27.1	$—	$(23.4)	16.9
General and administrative expenses					28.6
Depreciation and amortization					29.8
Other operating expense, net					2.6
Operating loss					$(44.1)
Total assets	$1,942.6	$415.5	$—	$621.7	$2,979.8
Capital spending (excluding business combinations) (3)	$13.5	$6.7	$—	$1.9	$22.1

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Year Ended December 31, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$6,364.5	$382.3	$426.7	$93.6	$7,267.1
Intercompany fees and sales	256.1	155.8	—	(411.9)	—
Operating costs and expenses:
Cost of goods sold	5,852.2	372.9	350.3	(247.8)	6,327.6
Operating expenses	317.7	43.3	49.6	18.4	429.0
Segment contribution margin	$450.7	$121.9	$26.8	$(88.9)	$510.5
General and administrative expenses					169.8
Depreciation and amortization					153.3
Other operating expense, net					1.0
Operating income					$186.4

Capital spending (excluding business combinations) (3)	$128.2	$18.4	$11.7	$19.2	$177.5

	Year Ended December 31, 2016
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$3,605.1	$301.3	$—	$(0.6)	$3,905.8
Intercompany fees and sales (1)	318.1	146.8	—	(172.8)	292.1
Operating costs and expenses:
Cost of goods sold	3,614.1	302.2	—	(103.4)	3,812.9
Operating expenses	212.4	37.2	—	(0.3)	249.3
Insurance proceeds - business interruption	(42.4)	—	—	—	(42.4)
Segment contribution margin	$139.1	$108.7	$—	$(69.7)	$178.1
General and administrative expenses					106.1
Depreciation and amortization					116.4
Other operating expense, net					4.8
Operating loss					$(49.2)
Capital spending (excluding business combinations) (3)	$27.9	$11.8	$—	$6.6	$46.3

(1)
Intercompany fees and sales for the refining segment include revenues from the Retail Entities of $45.3 million and $292.1 million during the three months and year ended December 31, 2016 respectively, the operations of which are reported in discontinued operations as of December 31, 2016.

(2)	Assets held for sale relate to the California Discontinued Entities of $160.0 million are included in the corporate, other and eliminations segment as of December 31, 2017.

(3)
Capital spending excludes capital spending associated with the California Discontinued Entities of $2.2 million and $2.6 million during the three months and year ended December 31, 2017. Capital spending excludes capital spending associated with the Retail Entities of $2.2 million and $14.4 million during the three months and year ended December 31, 2016, respectively.

Refining Segment	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	365	366
Total sales volume (average barrels per day)(1)	82,500	72,104	76,041	72,816
Products manufactured (average barrels per day):
Gasoline	45,750	40,094	40,936	38,670
Diesel/Jet	31,330	28,495	29,194	28,001
Petrochemicals, LPG, NGLs	2,216	1,941	2,522	2,554
Other	1,704	1,509	1,677	1,548
Total production	81,000	72,039	74,329	70,773
Throughput (average barrels per day):
Crude oil	74,652	66,885	69,088	67,317
Other feedstocks	8,951	5,945	6,729	4,281
Total throughput	83,603	72,830	75,817	71,598
Per barrel of sales:
Tyler refining margin	$11.84	$7.43	$9.10	$7.53
Direct operating expenses	$2.89	$3.85	$3.42	$3.73
Crude Slate: (% based on amount received in period)
WTI crude oil	82.0%	78.1%	81.1%	80.3%
East Texas crude oil	16.4%	19.4%	17.8%	18.6%
Other	1.6%	2.5%	1.1%	1.1%

El Dorado, AR Refinery
Days in period	92	92	365	366
Total sales volume (average barrels per day)(2)	76,115	75,818	80,277	78,100
Products manufactured (average barrels per day):
Gasoline	38,925	41,365	38,175	40,751
Diesel	27,807	27,199	27,482	27,085
Petrochemicals, LPG, NGLs	1,944	991	1,782	965
Asphalt	6,020	6,570	6,507	5,203
Other	887	977	985	1,023
Total production	75,583	77,102	74,931	75,027
Throughput (average barrels per day):
Crude oil	72,032	72,686	73,577	72,660
Other feedstocks	4,505	5,332	2,568	3,781
Total throughput	76,537	78,018	76,145	76,441
Per barrel of sales:
El Dorado refining margin	$7.18	$1.01	$7.77	$3.09
Direct operating expenses	$3.71	$3.67	$3.61	$3.73
Crude Slate: (% based on amount received in period)
WTI crude oil	52.8%	60.9%	60.8%	65.6%
Local Arkansas crude oil	18.8%	20.4%	18.9%	21.1%
Other	28.4%	18.7%	20.3%	13.3%

Refining Segment	Three Months Ended December 31,	Six Months Ended December 31,
	2017	2017
Big Spring, TX Refinery (acquired on July 1, 2017)	(Unaudited)	(Unaudited)
Days in period - based on date acquired	92	184
Total sales volume (average barrels per day) (3)	74,189	74,276
Products manufactured (average barrels per day):
Gasoline	38,541	37,266
Diesel/Jet	27,052	27,027
Petrochemicals, LPG, NGLs	3,614	3,738
Asphalt	1,404	1,308
Other	1,418	1,354
Total production	72,029	70,693
Throughput (average barrels per day):
Crude oil	69,981	69,549
Other feedstocks	1,790	1,253
Total throughput	71,771	70,802
Per barrel of sales:
Big Spring refining margin	$14.01	$12.86
Direct operating expenses	$4.20	$4.04
Crude Slate: (% based on amount received in period)
WTI crude oil	70.3%	72.9%
WTS crude oil	29.7%	27.1%

Krotz Springs, LA Refinery (acquired on July 1, 2017)
Days in period - based on date acquired	92	184
Total sales volume (average barrels per day) (4)	70,716	70,923
Products manufactured (average barrels per day):
Gasoline	34,190	33,286
Diesel/Jet	27,379	27,686
Heavy oils	1,070	1,024
Other	7,269	7,018
Total production	69,908	69,014
Throughput (average barrels per day):
Crude oil	65,816	67,407
Other feedstocks	2,741	1,017
Total throughput	68,557	68,424
Per barrel of sales:
Krotz Springs refining margin	$8.40	$8.29
Direct operating expenses	$3.53	$3.80
Crude Slate: (% based on amount received in period)
WTI Crude	60.1%	52.9%
Gulf Coast Sweet Crude	39.9%	47.1%

Pricing statistics (average for the period presented):	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$55.23	$49.23	$50.78	$43.33
WTI — Midland crude oil (per barrel)	$55.47	$49.47	$50.44	$43.25
WTS -- Midland crude oil (per barrel) (5)	$54.81	$48.31	$49.81	$42.49
LLS crude oil (per barrel) (5)	$60.94	$50.59	$54.01	$45.02
Brent crude oil (per barrel)	$61.42	$51.10	$54.73	$45.18

US Gulf Coast 5-3-2 crack spread (per barrel) (5)	$14.66	$9.33	$13.01	$9.19
US Gulf Coast 3-2-1 crack spread (per barrel) (5)	$18.19	$12.96	$16.69	$12.43
US Gulf Coast 2-1-1 crack spread (per barrel) (5)	$9.84	$9.03	$10.94	$8.47

US Gulf Coast Unleaded Gasoline (per gallon)	$1.66	$1.41	$1.55	$1.30
Gulf Coast Ultra low sulfur diesel (per gallon)	$1.82	$1.52	$1.62	$1.32
US Gulf Coast high sulfur diesel (per gallon)	$1.66	$1.37	$1.47	$1.18
Natural gas (per MMBTU)	$2.92	$3.18	$3.02	$2.55

(1)
Total sales volume includes 3,792 and 1,592 bpd sold to the logistics segment during the three months and year ended December 31, 2017, respectively, and 430 and 622 bpd during the three months and year ended December 31, 2016, respectively. Total sales volume also includes sales of 154 and 129 bpd of intermediate and finished products to the El Dorado refinery during the three months and year ended December 31, 2017, respectively, and 65 and 510 bpd during the three months and year ended December 31, 2016, respectively. Total sales volume also includes 497 and 138 bpd of produced finished product sold to the Alon Partnership during the three and six months ended December 31, 2017, respectively. Total sales volume excludes 3,238 and 4,209 bpd of wholesale activity during the three months and year ended December 31, 2017, respectively, and 1,497 and 1,008 during the three months and year ended December 31, 2016, respectively.

(2)
Total sales volume includes 189 and 514 bpd of produced finished product sold to the Tyler refinery during the three months and year ended December 31, 2017, respectively, and 46 and 102 bpd during the three months and year ended December 31, 2016, respectively. Total sales volume includes 1,058 and 566 bpd of produced finished product sold to Alon Asphalt Company during the three and six months ended December 31, 2017, respectively. Total sales volume excludes 43,627 and 25,750 bpd of wholesale activity during the three months and year ended December 31, 2017, respectively, and 17,066 and 20,465 bpd during the three months and year ended December 31, 2016, respectively.

(3)
Total sales volume includes 13,747 and 15,190 bpd sold to the retail segment, 1,546 and 1,510 bpd sold to Alon Asphalt Company and 243 and 176 bpd sold to the logistics segment during the three and six months ended December 31, 2017, respectively.

(4)	Total sales volume includes 1,455 and 728 bpd sold to the El Dorado refinery and 120 and 60 bpd sold to the Tyler refinery during the three and six months ended December 31, 2017, respectively.

(5)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). For the Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra low sulfur diesel. For our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland. The Big Spring and Krotz Springs refineries were acquired July 1, 2017 as part of the Delek US Alon merger.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (5)
$ in millions, except per share data
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Tyler (6)
Reported refining margin, $ per barrel	$11.84	$7.43	$9.10	$7.53
Adjustments:
Net inventory valuation benefit	(1.96)	(1.19)	(0.52)	(1.27)

Adjusted refining margin $/bbl	$9.88	$6.24	$8.58	$6.26

El Dorado (7)
Reported refining margin, $ per barrel	$7.18	$1.01	$7.77	$3.09
Adjustments:
Net inventory valuation loss	0.01	0.01	—	—
RIN waiver	—	—	(1.62)	—

Adjusted refining margin $/bbl	$7.19	$1.02	$6.15	$3.09

Big Spring (acquired July 1, 2017) (8)
Reported refining margin, $ per barrel	$14.01		$12.86
Adjustments:
Net inventory valuation loss	0.05		0.03
Inventory fair value adjustment	—		1.61

Adjusted refining margin $/bbl	$14.06		$14.50

Krotz Springs (acquired July1, 2017) (9)
Reported refining margin, $ per barrel	$8.40		$8.18
Adjustments:
Net inventory valuation loss	0.01		—
Inventory fair value adjustment	—		0.63

Adjusted refining margin $/bbl	$8.41		$8.81

(6)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(7)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit - There was approximately $14.8 million and $7.9 million of valuation benefit in the fourth quarter 2017 and 2016, respectively. There was approximately $14.5 million valuation and $33.9 million of valuation benefit in the years ended December 31, 2017 and 2016, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.

(8)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There were $(0.1) million and a nominal amount of valuation losses in the fourth quarter 2017 and 2016, respectively. There were approximately $(0.1) million and a nominal amount of valuation losses in the years ended December 31, 2017 and 2016, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.

RIN waiver - In March 2017, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2016 calendar year. This waiver equated to a benefit of approximately $47.5 million recognized in the first quarter 2017.

(9)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There were $(0.4) million of valuation losses in the three and six months ended December 31, 2017.

Inventory Fair Value Adjustment -- As a result of the acquisition of Alon on July 1, 2017, there was a $22.0 million inventory fair value charge in the six months ended December 31, 2017 that reduced margin.

(10)	Krotz Springs adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There was a nominal amount of valuation loss in the three ended December 31, 2017.

Inventory Fair Value Adjustment -- As a result of the acquisition of Alon on July 1, 2017 there was an $8.2 million inventory fair value charge in the six months ended December 31, 2017 that reduced margin.

Logistics Segment	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	58,497	58,353	59,362	56,555
Refined products pipelines to Enterprise Systems	54,874	52,895	51,927	52,071
SALA Gathering System	15,013	16,518	15,871	17,756
East Texas Crude Logistics System	18,078	11,624	15,780	12,735
El Dorado Rail Offloading Rack	—	—	—	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)	78,810	68,114	73,655	68,131
West Texas marketing throughputs (average bpd)	14,322	13,906	13,817	13,257
West Texas marketing margin per barrel	$5.18	$1.96	$4.03	$1.43
Terminalling throughputs (average bpd) (11)	130,547	119,934	124,488	122,350

(11)	Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, El Dorado and North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals.

Retail Segment	Three Months Ended December 31,	Six Months Ended December 31,
(Operations were acquired on July 1, 2017)	2017	2017
	(Unaudited)	(Unaudited)
Number of stores (end of period) (12)	302	302
Average number of stores	302	302
Retail fuel sales (thousands of gallons)	53,234	107,599
Average retail gallons per average number of stores (in thousands)	182	367
Retail fuel margin ($ per gallon)	$0.170	$0.192
Merchandise sales (in thousands)	$84,200	$174,600
Merchandise sales per average number of stores (in thousands)	$279	$578
Merchandise margin %	31.5%	30.7%

(12)	At December 31, 2017, there were 302 retail convenience stores of which 293 sold fuel.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted Net Income (Loss)	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$211.1	$44.2	$288.8	$(153.7)

Adjustments (13)
Net inventory valuation gain	(14.4)	(7.8)	(14.0)	(33.8)
Tax effect of inventory valuation	5.1	2.8	5.0	11.9
Net after tax inventory valuation gain	(9.2)	(5.1)	(9.0)	(21.9)

Asset write offs	—	2.7	0.7	4.9
Tax effect of asset write offs	—	(0.9)	(0.3)	(1.8)
Net after tax asset write offs	—	1.7	0.4	3.1

Business interruption proceeds	—	—	—	(42.4)
Tax effect of business interruption proceeds	—	—	—	14.9
Net after tax business interruption proceeds	—	—	—	(27.5)

Unrealized hedging loss	2.0	12.5	13.0	34.2
Tax effect of unrealized hedging	(0.7)	(4.4)	(4.5)	(12.0)
Net after tax unrealized hedging loss	1.3	8.1	8.4	22.2

Loss on impairment of equity method investment in Alon	—	—	—	245.3
Tax effect of loss on equity method investment in Alon	—	—	—	(90.4)
Net after tax loss on impairment of equity method investment in Alon	—	—	—	154.9

Inventory fair value adjustment	—	—	29.1	—
Tax effect of inventory fair value adjustment	—	—	(10.5)	—
Net after tax inventory fair value adjustment	—	—	18.6	—

Transaction related expenses	2.3	6.0	24.7	$8.9
Tax effect of transaction related expenses	0.3	(2.1)	(7.0)	$(3.1)
Net after tax transaction related expenses	2.6	3.9	17.7	$5.8

Gain on remeasurement of equity method investment in Alon	—	—	(190.1)	—
Tax effect of gain on remeasurement of equity method investment in Alon	—	—	69.5	—
Net after tax gain on remeasurement of equity method investment in Alon	—	—	(120.6)	—

Deferred tax write-off	—	—	46.9	—
Tax effect of deferred tax write-off	—	—	—	—
Net after tax deferred tax write-off	—	—	46.9	—

Tax Cuts and Jobs Act adjustment	(166.9)	—	(166.9)	—
Tax effect of Tax Cuts and Jobs Act adjustment	—	—	—	—
Net after tax Tax Cuts and Jobs Act adjustment	(166.9)	—	(166.9)	—

Discontinued operations loss (gain)	2.2	(136.2)	8.6	(144.2)
Tax effect of discontinued operations	(0.4)	55.4	(2.7)	57.9
Net after tax discontinued operations loss (gain)	1.8	(80.8)	5.9	(86.3)

Total after tax adjustments	(170.4)	(72.2)	(198.6)	$50.3

Adjusted net income (loss)	$40.7	$(27.9)	$90.4	$(103.3)

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted Net Income (Loss)	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Reported net income (loss) per share attributable to Delek	$2.56	$0.72	$4.00	$(2.49)

Adjustments, after tax (per share) (13)
Net inventory valuation gain	(0.11)	(0.08)	(0.12)	(0.35)
Asset write offs	—	0.03	0.01	0.05
Business interruption proceeds	—	—	—	(0.44)
Unrealized hedging loss	0.02	0.13	0.12	0.36
Loss on impairment of equity method investment	—	—	—	2.50
Inventory fair value adjustment	—	—	0.26	—
Transaction related expenses	0.03	0.06	0.24	0.09
Gain on remeasurement of equity method investment in Alon	—	—	(1.67)	—
Deferred tax write-off	—	—	0.65	—
Tax Cuts and Jobs Act adjustment	(2.02)	—	(2.31)	—
Discontinued operations loss (gain)	0.02	(1.31)	0.08	(1.39)

Total adjustments	(2.06)	(1.17)	(2.74)	0.81

Adjusted net income (loss) per share	$0.50	$(0.45)	$1.26	$(1.68)

(13)
The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income (loss) in all periods.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted EBITDA	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Reported net income (loss) per share attributable to Delek	$211.1	$44.2	$288.8	$(153.7)

Add:
Interest expense, net	30.0	13.1	89.8	52.9
Income tax expense - continuing operations	(140.7)	(34.7)	(29.2)	(171.5)
Depreciation and amortization	47.9	29.8	153.3	116.4
EBITDA	148.3	52.4	502.7	(155.9)

Adjustments
Net inventory valuation gain	(14.4)	(7.8)	(14.0)	(33.8)
Asset write offs	—	2.7	0.7	4.9
Business interruption proceeds	—	—	—	(42.4)
Unrealized hedging loss	2.0	12.5	13.0	34.2
Loss on impairment of equity method investment in Alon	—	—	—	245.3
Inventory fair value adjustment	—	—	33.2	—
Transaction related expenses	2.3	6.0	24.7	8.9
Gain on remeasurement of equity method investment in Alon	—	—	(190.1)	—
Non controlling interest	14.0	4.6	33.8	20.3
Discontinued operations loss (gain), net of tax	1.8	(80.8)	5.9	(86.3)
Total adjustments	5.7	(62.8)	(92.8)	151.1

Adjusted EBITDA	$154.0	$(10.4)	$409.9	$(4.8)

Big Spring Logistics Drop Down and Marketing Agreement
Reconciliation of Forecasted Annualized EBITDA to Forecasted Net Income

($ in thousands)	Tanks, Terminals and Marketing Agreement

Forecasted Net income	$20,500
Add:
Income tax expense	—
Depreciation and amortization	5,100
Interest expense, net	14,600
Forecasted EBITDA	$40,200

DKGP Energy Terminals LLC
Reconciliation of Forecasted 2019 EBITDA to Forecasted Net Income
($ in thousands)	DKGP Joint Venture (14)

Forecasted Net income	$11,000
Add:
Income tax expense	—
Depreciation and amortization	8,200
Interest expense, net	—
Forecasted EBITDA	$19,200

(14)	This amount represents the forecasted 2019 performance for the total joint venture. Each partner will record performance based on their respective percentage ownership in the joint venture.

U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366